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                                                                   Exhibit 15.1





                  LETTER RE UNAUDITED INTERIM FINANCIAL INFORMATION

May 3, 1999

United HealthCare Corporation:

We are aware that United HealthCare Corporation has incorporated by reference in its Registration Statement No. 333-71007 on Form S-4 its Form 10-Q's (and as amended by its Form 10-Q/A's) for the quarters ended June 30 and September 30, 1998, which include our reports dated August 6 and November 5, 1998 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,


/s/ ARTHUR ANDERSEN LLP